EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                           STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                November 14, 2002

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
101 Barclay Street, 17 West
New York, New York 10286

              Re: Van Kampen Focus Portfolios, Municipal Series 407
                   Insured Municipals Income Trust, Series 455
               Florida Insured Municipals Income Trust, Series 136
             New Jersey Insured Municipals Income Trust, Series 134
              New York Insured Municipals Income Trust, Series 158

Gentlemen:

     We have examined Registration Statement File Nos. 333-99927 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President